Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-3 No. 333-163402) and related Prospectus of Libbey Inc. for the registration of 4,885,310 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2010, with respect to the consolidated financial statements and schedule of Libbey Inc. and the effectiveness of internal control over financial reporting of Libbey Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Toledo, Ohio
April 13, 2010